Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On October 20, 2017, Kennedy-Wilson Holdings, Inc. ("KWH") completed its acquisition of all the outstanding shares (other than shares owned by KWH or its subsidiaries or held in treasury) of Kennedy Wilson Europe Real Estate Plc ("KWE") by way of a court-sanctioned scheme of arrangement under Article 125 of the Companies (Jersey) Law (the “Transaction”). The following unaudited pro forma condensed combined financial statements, which we refer to as the pro forma financial statements, give effect to the Transaction in accordance with Accounting Standards Codification (ASC) 810, Consolidation-Overall-Changes in Parent’s Ownership Interest in a Subsidiary (ASC 810). Because KWH controls KWE both before and after the Transaction, the change in KWH’s ownership interest in KWE will be accounted for as an equity transaction and no gain or loss will be recognized in KWH’s consolidated statements of operations resulting from the Transaction. Since the KWH historical financial information includes the accounts of KWE, the historical financial information of KWE has not been shown separately.

The unaudited pro forma condensed combined balance sheet as of September 30, 2017 gives effect to the Transaction as if it had occurred on September 30, 2017. The unaudited pro forma combined statement of operations for the three and nine months ended September 30, 2017 is presented as if the Transaction were consummated on July 1, 2017 and January 1, 2017, respectively.
The pro forma financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. The pro forma adjustments reflect the completion of the Transaction based upon the accounting guidance referred to above.
The pro forma financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Transaction been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the combined company following the Transaction. The pro forma financial statements are based upon available information and certain assumptions that KWH’s management believes are reasonable. The pro forma financial statements should be read in conjunction with: (i) the accompanying notes to the pro forma financial statements; (ii) the audited consolidated financial statements and related notes included in KWH’s Annual Report on Form 10-K for the year ended December 31, 2016 ; and (iii) KWH’s unaudited consolidated financial statements and related notes as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” in each case contained in KWH’s Quarterly Report on Form 10-Q as of and for the nine months ended September 30, 2017.
The historical consolidated financial information has been adjusted to give pro forma effect to events that are (1) directly attributable to the Transaction, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma financial statements do not reflect any revenue enhancements, anticipated synergies, operating efficiencies or cost savings that may be achieved. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts.

KWH Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2017:

	As September 30, 2017
	KWE GBP US GAAP	KWE USD US GAAP	KWH (ex KWE)	Elimination	KWH as Reported	Pro Forma Adjustments	Note	Pro Forma Total
(Dollars in millions)
Cash	£448.1	$600.3	$632.4	$—	$1,232.7	$(752.8)	(a)	$479.9
Accounts receivable	17.1	22.9	63.7	—	86.6	—		86.6
Loan purchases and originations	59.2	79.3	6.1	—	85.4	—		85.4
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	2,349.7	3,148.2	3,172.6	—	6,320.8	—		6,320.8
Investment in marketable securities	—	—	411.3	(411.3)	—	—		—
Unconsolidated investments	—	—	507.8	—	507.8	—		507.8
Other assets	89.7	192.4	110.9	—	303.3	0.6	(b)	303.9
Total assets	£2,963.8	$4,043.1	$4,904.8	$(411.3)	$8,536.6	$(752.2)		$7,784.4

Accounts payable	£7.0	$9.4	$11.0	$—	$20.4	$—		$20.4
Accrued expenses and other liabilities	196.6	260.4	232.6	—	493.0	6.5	(c)	499.5
Investment debt	1,650.5	2,211.4	2,129.4	—	4,340.8	—		4,340.8
Senior notes payable	—	—	938.1	—	938.1	—		938.1
Line of credit	—	—	350.0	—	350.0	—		350.0
Total liabilities	1,854.1	2,481.2	3,661.1	$—	$6,142.3	$6.5		$6,148.8

Additional paid-in capital	273.4	439.8	1,225.2	(439.8)	1,225.2	726.3	(d)	1,951.5
Accumulated earnings (deficit)	50.4	12.9	(160.4)	(12.9)	(160.4)	(6.1)		(166.5)
Accumulated other comprehensive income	(3.7)	(41.4)	(51.4)	41.4	(51.4)	(328.3)	(d)	(379.7)
Total Kennedy-Wilson Holdings, Inc. shareholders’ equity	320.1	411.3	1,013.4	(411.3)	1,013.4	391.9		1,405.3
Non-controlling interests	789.6	1,150.6	230.3	—	1,380.9	(1,150.6)	(d)	230.3
Total equity	1,109.7	1,561.9	1,243.7	(411.3)	2,394.3	(758.7)		1,635.6
Total liabilities and equity	£2,963.8	$4,043.1	$4,904.8	$(411.3)	$8,536.6	$(752.2)		$7,784.4

KWH Unaudited Pro Forma Combined Statement of Operations for the three months ended September 30, 2017:

	Three Months Ended September 30, 2017
	KWE GBP US GAAP	KWE	Non-KWE	Elimination	KWH as Reported	Pro Forma Adjustments	Note	Pro Forma Consolidated
(Dollars in millions)
Revenue
Rental	£45.2	$59.1	$66.4	$—	$125.5	$—		$125.5
Hotel	8.3	10.9	26.4	—	37.3	—		37.3
Sale of real estate	12.2	15.8	74.0	—	89.8	—		89.8
Investment management, property services and research fees	—	—	21.3	(5.2)	16.1	—		16.1
Loan purchases, loan originations and other	6.6	8.5	—	—	8.5	—		8.5
Total revenue	72.3	94.3	188.1	$(5.2)	277.2	—		277.2
Operating expenses
Rental operating	10.3	15.2	22.7	—	37.9	—		37.9
Hotel operating	6.6	7.3	18.8	—	26.1	—		26.1
Cost of real estate sold	9.9	12.9	50.5	—	63.4	—		63.4
Commission and marketing	—	—	2.2	—	2.2	—		2.2
Compensation and related	—	0.1	35.2	—	35.3	—		35.3
General and administrative	1.8	2.4	8.4	—	10.8	—		10.8
Depreciation and amortization	22.0	28.5	26.9	—	55.4	—		55.4
Total operating expenses	50.6	66.4	164.7	—	231.1	—		231.1
Income from unconsolidated investments	—	—	12.9	—	12.9	—		12.9
Operating income	21.7	27.9	36.3	(5.2)	59.0	—		59.0
Non-operating income (expense)
Gain on sale of real estate	4.0	5.2	0.1	—	5.3	—		5.3
Acquisition-related expenses	(3.3)	(4.2)	3.1	—	(1.1)	—		(1.1)
Interest expense - investment	(14.2)	(18.6)	(19.3)	—	(37.9)	—		(37.9)
Interest expense - corporate	—	—	(18.9)	—	(18.9)	—		(18.9)
Management fee	(3.9)	(5.2)	—	5.2	—	—		—
Other income	0.3	0.3	(0.6)	—	(0.3)	—		(0.3)
Income (loss) before provision for income taxes	4.6	5.4	0.7	—	6.1	—		6.1
Provision for income taxes	(1.8)	(2.3)	6.0	—	3.7	1.0	(b)	4.7
Net income (loss)	2.8	3.1	6.7	—	9.8	1.0		10.8
Net (income) loss attributable to non-controlling interests	(2.1)	(8.7)	(10.0)	—	(18.7)	8.7	(e)	(10.0)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc	£0.7	$(5.6)	$(3.3)	$—	$(8.9)	$9.7		$0.8

Earnings per Share - Basic					$(0.08)			$0.01
Weighted Average Common Shares Outstanding - Basic					111,966,716	37,226,695	(f)	149,193,411
Earnings per Share - Diluted					$(0.08)			$0.01
Weighted Average Common Shares Outstanding - Diluted					11,966,716	37,226,695	(f)	149,193,411

KWH Unaudited Pro Forma Combined Statement of Operations for the nine months ended September 30, 2017:

	Nine Months Ended September 30, 2017
	KWE GBP US GAAP	KWE	Non-KWE	Elimination	KWH as Reported	Pro Forma Adjustments	Note	Pro Forma Consolidated
(Dollars in millions)
Revenue
Rental	£141.6	$180.4	$193.2	$—	$373.6	$—		$373.6
Hotel	18.5	23.8	72.0	—	95.8	—		95.8
Sale of real estate	13.6	17.6	85.8	—	103.4	—		103.4
Investment management, property services and research fees	—	—	56.2	(14.9)	41.3	—		41.3
Loan purchases, loan originations and other	11.5	14.7	0.3	—	15.0	—		15.0
Total revenue	185.2	236.5	407.5	$(14.9)	629.1	—		629.1
Operating expenses
Rental operating	33.5	42.8	67.7	—	110.5	—		110.5
Hotel operating	14.8	18.9	54.4	—	73.3	—		73.3
Cost of real estate sold	11.0	14.3	59.4	—	73.7	—		73.7
Commission and marketing	—	—	5.9	—	5.9	—		5.9
Compensation and related	0.5	0.7	112.8	—	113.5	—		113.5
General and administrative	5.5	7.0	23.7	—	30.7	—		30.7
Depreciation and amortization	64.7	82.6	74.6	—	157.2	—		157.2
Total operating expenses	130.0	166.3	398.5	—	564.8	—		564.8
Income from unconsolidated investments	—	—	48.8	—	48.8	—		48.8
Operating income	55.2	70.2	57.8	(14.9)	113.1	—		113.1
Non-operating income (expense)
Gain on sale of real estate	13.9	17.7	59.3	—	77.0	—		77.0
Acquisition-related expenses	(6.6)	(8.5)	6.2	—	(2.3)	—		(2.3)
Interest expense - investment	(41.8)	(53.4)	(54.4)	—	(107.8)	—		(107.8)
Interest expense - corporate	—	—	(51.1)	—	(51.1)	(6.5)	(c)	(57.6)
Management fee	(11.7)	(14.9)	—	14.9	—	—		—
Other income	1.6	2.0	2.6	—	4.6	(0.2)		4.4
Income (loss) before provision for income taxes	10.6	13.1	20.4	—	33.5	(6.7)		26.8
Provision for income taxes	(4.3)	(5.4)	4.5	—	(0.9)	0.6	(b)	(0.3)
Net income (loss)	6.3	7.7	24.9	—	32.6	(6.1)		26.5
Net (income) loss attributable to non-controlling interests	(4.8)	(12.3)	(19.0)	—	(31.3)	12.3	(e)	(19.0)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc	£1.5	$(4.6)	$5.9	$—	$1.3	$6.2		$7.5

Earnings per Share - Basic					$0.01			0.05
Weighted Average Common Shares Outstanding - Basic					111,955,924	37,226,695	(f)	149,182,619
Earnings per Share - Diluted					$0.01			0.05
Weighted Average Common Shares Outstanding - Diluted					111,955,924	37,226,695	(f)	149,182,619

Note 1-Description of the Transaction
On October 20, 2017, KWH completed its acquisition of all the outstanding shares (other than shares owned by KWH or its subsidiaries or held in treasury) of KWE by way of a court-sanctioned scheme of arrangement under Article 125 of the Companies (Jersey) Law (the “Transaction”). The scheme of arrangement (the “Scheme”) was authorized by the Royal Court of Jersey on October 18, 2017 and became effective on October 20, 2017 upon the delivery of the Royal Court’s Order to the Registrar of Companies in Jersey. KWE’s shares are expected to be delisted from the London Stock Exchange on or about October 23, 2017, and in accordance with the terms of the Original Offer (as defined below) and the New Offer (as defined below), KWE shareholders received an aggregate consideration in the Transaction of approximately 37,226,695 shares of KWH common stock, par value $0.0001 per share, and approximately £528.6 million ($697.2 million) in cash. Of the cash consideration received by KWE shareholders in connection with the Transaction, £288.2 million ($380.3 million) was paid by KWH and £240.2 million ($316.9 million) million was paid by KWE through a special distribution.
Under the terms of the Transaction, KWE shareholders received, for each KWE ordinary share, either (i) 0.667 shares of KWH common stock (the “Original Offer”); or (ii) a mixed consideration (the “New Offer”) consisting of (a) 300 pence in cash, paid by KWH; (b) 250 pence in cash, paid by KWE as a special distribution on October 20, 2017; and (c) 0.3854 shares of KWH common stock. The terms of the Transaction further provide that KWE shareholders will receive a closing dividend (the “Closing Dividend”), paid by KWE, comprised of the usual KWE quarterly dividends payable on KWE ordinary shares until the effective date of the Transaction, subject to certain adjustments to avoid duplicated payments which would otherwise result from the first KWH dividend being paid in respect of a period which includes part of the KWE dividend period in which the effective date of the Transaction fell. The Closing Dividend will be determined at the time of payment which is expected on or before January 10, 2018. Based on a £/$ exchange rate of 1.3182 as of October 19, 2017 (the last trading day prior to the effective date of the Transaction), the Closing Dividend is valued at approximately £0.12 ($0.16) per KWE share for KWE shareholders who elected to receive the Original Offer and £0.13 ($0.17) per KWE share for KWE shareholders who elected to receive the New Offer.

Mix and Match Facility

KWE shareholders who elected to receive the New Offer were also eligible to participate in a mix and match facility (the “Mix and Match Facility”) to receive a greater proportion of cash than would otherwise have been payable under the terms of the New Offer (the “Additional Cash Election”) or to receive a greater proportion of shares of KWH common stock that would otherwise have been required to be issued under the terms of the New Offer (the “Additional Share Election”). Valid Additional Share Elections in respect of 30,889,536 KWE ordinary shares eligible to participate in the Scheme (the “Scheme Shares”), representing approximately 32.05% of the aggregate number of Scheme Shares, and valid Additional Cash Elections in respect of 11,227,921 Scheme Shares, representing approximately 11.65% of the aggregate number of Scheme Shares were made by KWE shareholders. Satisfaction of Additional Share Elections and Additional Cash Elections was dependent on valid countervailing elections being made by other eligible KWE shareholders.

Valid Additional Cash Elections under the Scheme will be satisfied in full. However, as a result of an over-subscription of valid Additional Cash Elections, there were valid Additional Share Elections which could not be satisfied in relation to an aggregate of 9,974,888 Scheme Shares. KWE shareholders who made valid Additional Share Elections have therefore had such elections scaled down in accordance with the terms of the Scheme. These unsatisfied Additional Share Elections have been allocated among KWE shareholders who submitted valid Additional Share Elections in proportion to the numbers of Scheme Shares in respect of which they submitted such Additional Share Elections (including both Additional Share Elections which can be satisfied and those which cannot). As a result:

(a) for each Scheme Share in respect of which a valid Additional Cash Election was made, the relevant KWE shareholder received, in addition to the special distribution of 250 pence and the Closing Dividend, 859 pence;
(b) for each Scheme Share in respect of which a valid Additional Share Election was made which could be satisfied after scaling down as described above, the relevant KWE shareholder received, in addition to the special distribution of 250 pence and the Closing Dividend, 0.5923 new shares of KWH common stock, par value $0.0001 per share under the terms of the Scheme; and
(c) for each Scheme Share in respect of which a valid Additional Share Election was made which could not be satisfied due to an over subscription of countervailing Mix and Match Elections, the relevant KWE shareholder received the default New Offer consideration.

Settlement of Transaction Consideration

On October 23, 2017, (i) new shares of KWH common stock were issued by KWH and admitted to listing and trading on the New York Stock Exchange, (ii) the KWH CREST depository interests representing an entitlement to a new share of KWH common stock (the “CDIs”) was credited to the CREST account(s) of the KWE shareholders who held their KWE ordinary shares in uncertificated form and are entitled to new shares of KWH common stock pursuant to the terms of the Transaction and (iii) KWH’s transfer agent delivered share certificates to each KWE shareholders who held KWE ordinary shares in certificated form and were entitled to new shares of KWH common stock pursuant to the terms of the Transaction.

Cash consideration payable by KWH in the Transaction (including amounts due in respect of fractional entitlements) was settled via CREST (for KWE shareholders who held their KWE ordinary shares in uncertificated form) or by check (for KWE shareholders who held their KWE ordinary shares in certificated form).

Note 2-Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements (the Unaudited Pro Forma Statements) give effect to the Transaction as an equity transaction in accordance with US GAAP. Since the KWH historical financial information includes the accounts of KWE, the historical financial information KWE has not been shown separately. These Unaudited Pro Forma Statements are presented to illustrate the effects of the Transaction on the historical financial position and operating results of KWH. The Unaudited Pro Forma Condensed Combined Statements of Operations for the three and nine months ended September 30, 2017 combine the historical consolidated statements of operations of KWH and KWE, giving effect to the Transaction as if it had been completed on July 1, 2017 and January 1, 2017, respectively. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balances sheets of KWH and KWE, giving effect to the Transaction as if it had occurred on September 30, 2017.
The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Transaction had been completed during the period or as of the dates for which the pro forma financial information is presented. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future consolidated financial position or operating results of the combined company.
The accompanying Unaudited Pro Forma Condensed Combined Statements of Operations do not include: (1) any revenue or cost saving synergies that may be achieved through the business combination; or (2) the impact of non-recurring items directly related to the Transaction.
Note 3-IFRS to US GAAP Adjustments

(1)
KWE has two types of loans secured by real estate, loan pools and loans with deteriorated credit quality where the intention is for KWE to obtain the underlying real estate. Under IFRS loans secured by real estate are recognized on an effective interest method. For US GAAP loan pools are recognized on a level yield basis under the provisions of Loans and Debt Securities Acquired with Deteriorated Credit Quality ASC Subtopic 310-30, where a level yield model is utilized to determine a yield rate which, based upon projected future cash flows, accretes interest income over the estimated holding period. When a loan or loans are acquired with deteriorated credit quality primarily for the rewards of collateral ownership, such loans are accounted for as loans until the Company is in possession of the collateral. However, accrual of income is not recorded during the conversion period under ASC Subtopic 310-30-25. Income is recognized to the extent that cash is received from the loan.

(2)
Under IFRS, property held for long-term rental yields or for capital appreciation or both, and that is not occupied by the the Company, is classified as investment property and recorded at fair value. Investment property also includes property that is being constructed or developed for future use as investment property. Investment property is recognized when it has been acquired and future economic benefits are expected to be derived from its ownership. Investment property is measured initially at its cost, including related transaction costs and subsequently measured at fair value with any change recognized in profit or loss.

In US GAAP, the purchase price of acquired properties is recorded to land, buildings and building improvements and intangible lease value (value of above-market and below-market leases, acquired in-place lease values, and tenant relationships, if any) based on their respective estimated fair values in accordance with Business Combinations ASC Subtopics 805-10. Acquisition-related costs are expensed as incurred.
Adjustments for real estate from IFRS are as follows:

•	Capitalized acquisition-related costs are expensed.

•	Above and below market lease values at date of acquisition are reclassified from real estate to other assets and accrued expenses, respectively.

•	Fair value movements under IFRS are reversed.

•	Depreciation of buildings and amortization of intangible lease values are added.

(3)
KWE holds currency options on some of its euro denominated assets. The options have two components to their fair value calculations the intrinsic value of the option contract and the time value of money associated with the time until the options expiration. Under IFRS, the intrinsic value is recorded to other comprehensive income while the option is held and the time value of money is recognized in other income on the statement of operations. Under US GAAP both pieces are recorded to other comprehensive income.

KWE has a higher net asset value associated with it euro denominated investments under IFRS than in US GAAP due to cumulative fair value gains that have been recognized on these investments. Due to the higher net asset value KWE has higher translation gains under IFRS than US GAAP.

(4)	Under US GAAP, above and below market leases are amortized to rental income over the weighted average lease term at acquisition.

(5)
Under US GAAP, condominium projects are not treated as business combinations and therefore the sale of condo units is treated as a sale of an asset. In IFRS condos are treated as investment property and marked to fair value.

(6)
Under IFRS, real estate is marked to fair value and since KWE’s inception it has recognized a net fair value gain on real estate. In US GAAP, real estate is held at historical cost plus capital expenditures and depreciated over the life of the building which leads to a net decrease in real estate balance over time. Do to the lower carrying value at the time of sale under US GAAP, KWE has additional gains on sale.

(7)	Under US GAAP, KWE has lower tax expense due to the fact it has recognized less pretax income

Note 4-Pro Forma Adjustments and Assumptions
(a) Reflects the estimated impact of total cash payment of $697.2 million to KWE shareholders (of which $380.3 million was paid by KWH (the “KWH Cash Component”) and $316.9 million was paid by KWE as a special distribution on or around the closing of the transaction (the “KWE Special Distribution”)) based on a £/$ exchange rate of 1.3191 as of October 20, 2017. Also includes $55.4 million of cash to fund estimated transaction costs. The transaction costs include fees related to financial advisory and legal services, and other professional fees expected to be paid in 2017 using cash on hand. As the Transaction involves the acquisition of non-controlling interests accounted for as an equity transaction, these costs will be recognized as an adjustment to additional paid-in capital, net of the estimated tax benefit, during the periods in which services are rendered. The table below shows the different cash components:

(in millions)	Cash
KWH Cash Component	$(380.3)
KWE Special Distribution	(316.9)
Transaction costs	(55.4)
Total	$(752.6)

(b) Reflects the estimated impact on deferred income taxes resulting from the transaction using KWH’s statutory federal and state income tax rate of 37.0%. The change consists of a $1.0 million and $0.6 million increase in deferred tax assets as a result of decreased income and utilization of tax attributes for the three and nine months period September 30, 2017.

(c) Reflects the estimated impact on accrued expenses resulting from KWH’s draw of $350.0 million on its line of credit to help fund the KWH Cash Component. The amount in accrued expenses is the unpaid portion of the interest expense associated with the line of credit, assuming $6.5 million of total interest expense based on a variable interest rate of LIBOR + 3.0% for the nine month period ended September 30, 2017. This amount represents interest expense from January 1, 2017 to the draw in June to fund the escrow account for the Transaction. For periods subsequent to the draw, there is no pro forma adjustment as interest expense for the line of credit is already recorded in the Company's statement of operations.

(d) The Transaction, which involves a change in KWH’s ownership interests in KWE, has been accounted for as an equity transaction in accordance with ASC 810. KWH’s pro forma shareholders’ equity as of September 30, 2017 is estimated to increase by total of $726.3 million from its historical shareholders’ equity of $1,225.2 million as of such date, based on the estimated adjustments detailed in the following table:

(in millions)	Change in KWH Shareholders’ Equity
Issuance of shares to acquire noncontrolling interests in KWE	$720.3
Premium paid for noncontrolling interests in KWE	(266.9)
Other comprehensive income relating to noncontrolling interest in KWE	328.3
Transaction costs	(55.4)
Total	$726.3

(e) Reclassifies net income previously allocated to noncontrolling interests in KWE to net income attributable to KWH.

(f) Reflects the 37,226,695 shares of KWH common stock to be issued in the Transactions as if they were outstanding as of January 1, 2017.

Note 5-Certain Non-GAAP Measures
The tables below show Adjusted EBITDA and Adjusted Net Income at KWH’s ownership amount, including a reconciliation to net income calculated in accordance with GAAP:

	Three Months Ended September 30, 2017
	KWH As Reported	Pro Forma Adjustments	Note	Pro Forma Consolidated
(Dollars in millions)
Net income attributable to KWH common shareholders	$(8.9)	$9.7		$0.8
Non-GAAP adjustments:
Interest expense - investment	27.2	14.1	(g)	41.3
Interest expense - corporate	18.9	—		18.9
Depreciation and amortization	34.4	21.7	(g)	56.1
Provision for income taxes	(5.4)	0.7	(g)	(4.7)
Share-based compensation	9.3	—		9.3
Adjusted EBITDA	$75.5	$46.2		$121.7
(g)Reclassifies Adjusted EBITDA and Adjusted Net Income add backs previously allocated to noncontrolling interests in KWE to KWH.

	Nine Months Ended September 30, 2017
	KWH As Reported	Pro Forma Adjustments	Note	Pro Forma Consolidated
(Dollars in millions)
Net income attributable to KWH common shareholders	$1.3	$6.2		$7.5
Non-GAAP adjustments:
Interest expense - investment	78.6	40.7	(g)	119.3
Interest expense - corporate	51.1	6.5	(c)	57.6
Depreciation and amortization	97.8	63.0	(g)	160.8
Provision for income taxes	(3.2)	3.5	(g)	0.3
Share-based compensation	29.4	—		29.4
Adjusted EBITDA	$255.0	$119.9		$374.9
(g)Reclassifies Adjusted EBITDA and Adjusted Net Income add backs previously allocated to noncontrolling interests in KWE to KWH.

	Three Months Ended September 30, 2017
	KWH As Reported	Pro Forma Adjustments	Note	Pro Forma Consolidated
(Dollars in millions)
Net income attributable to KWH common shareholders	$(8.9)	$9.7		$0.8
Non-GAAP adjustments:
Depreciation and amortization	34.4	21.7	(g)	56.1
Share-based compensation	9.3	—		9.3
Adjusted Net Income	$34.8	$31.4		$66.2
(g) Reclassifies Adjusted EBITDA and Adjusted Net Income add backs previously allocated to noncontrolling interests in KWE to KWH.

	Nine Months Ended September 30, 2017
	KWH As Reported	Pro Forma Adjustments	Note	Pro Forma Consolidated
(Dollars in millions)
Net income attributable to KWH common shareholders	$1.3	$6.2		$7.5
Non-GAAP adjustments:
Depreciation and amortization	97.8	63.0	(g)	160.8
Share-based compensation	29.4	—		29.4
Adjusted Net Income	$128.5	$69.2		$197.7
(g) Reclassifies Adjusted EBITDA and Adjusted Net Income add backs previously allocated to noncontrolling interests in KWE to KWH.